As filed with the U.S. Securities and Exchange Commission on November 12, 2024

Registration No. 333-[                      ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REBORN COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	5810	47-4752305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephan Kim

Chief Financial Officer

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Lynne Bolduc, Esq. Josephine Rachelle Aranda, Esq. FitzGerald Kreditor Bolduc Risbrough LLP 2 Park Plaza, Suite 850 Irvine, CA 92869 (949) 788-8900	Ralph De Martino, Esq. Marc Rivera, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 (202) 724-6848

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED NOVEMBER 12, 2024

Up to [   ] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [   ] Shares of Common Stock

(and shares of Common Stock underlying the Pre-Funded Warrants)

Reborn Coffee, Inc.

Reborn Coffee, Inc., a Delaware corporation (“Reborn,” “we,” “us,” “our,” or the “Company”) is offering up to [   ] shares of common stock at an assumed offering price of $[   ] per share, which is equal to the closing price per share on the Nasdaq Capital Market (“Nasdaq”) on [   ], 2024 pursuant to this prospectus.

We are also offering up to [   ] pre-funded warrants (and the shares issuable from time to time upon exercise of the pre-funded warrants) to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. The assumed public offering price for each such pre-funded warrant is $[   ] which is equal to the closing price per share of our common stock on Nasdaq on [   ], 2024 less the $0.0001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be immediately exercisable and will expire when exercised in full.

We have engaged Dawson James Securities, Inc., or the “placement agent,” to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust, or similar arrangement. There is no minimum number of shares of common stock or pre-funded warrants or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the shares of common stock and pre-funded warrants offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We will bear all costs associated with the offering. (See “Plan of Distribution.”)

Our common stock is listed on Nasdaq under the symbol “REBN.” On [   ], 2024, the closing price of our common stock as reported on Nasdaq was $[   ]. All share and pre-funded warrant numbers are based on an assumed public offering price of $[   ] per share (or $[   ] per pre-funded warrant).

There is no established public trading market for the pre-funded warrants, and we do not expect such markets to develop. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants is limited.

The final public offering price for the securities offered by this prospectus will be determined between us and the investors in this offering at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price per share of common stock or pre-funded warrant used throughout this prospectus may not be indicative of the final public offering price for our common stock or pre-funded warrants, as applicable.

This offering will terminate on [   ], unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all of the securities purchased in this offering. The public offering price per share of common stock (or pre-funded warrant) will be fixed for the duration of this offering.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before investing in our securities.

	Per Share of Common Stock	Per Pre-Funded Warrant	Total
Public offering price
Placement agent fees (1)
Proceeds to us, before expenses (2)

(1)	We have agreed to (i) pay the placement agent a cash fee up to 8.0% of the aggregate gross proceeds raised in this offering; provided however, that such commissions shall be reduced to 3.5% if and to the extent any gross proceeds are raised from retail investors introduced to the offering by any officer or director of the Company. We have also agreed to reimburse the placement agent for certain expenses and closing costs. (See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.)

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. (See “Plan of Distribution” for more information.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The delivery of the shares of common stock and any pre-funded warrants to purchasers in this offering is expected to be made on or about [  ], 2024.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is [   ], 2024

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, the terms “Reborn,” “Reborn Coffee,” “the Company,” “we,” “us” and “our” refer to Reborn Coffee, Inc.

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we nor any financial advisor engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time we offer our securities, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” as included elsewhere in this prospectus and our financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K/A for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the period ended March 31, 2024, and our Quarterly Report on Form 10-Q for the period ended June 30, 2024, which are incorporated by reference herein.

Overview of Our Company

Reborn is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks and cafes. We are an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. We believe Reborn differentiates itself from other coffee roasters through its innovative techniques, including sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

Founded in 2015 by Jay Kim, our Chief Executive Officer, Mr. Kim and his team launched Reborn with the vision of using the finest pure ingredients and pristine water. We currently serve customers through our retail store locations in California, Korea, and Malaysia.

Reborn continues to elevate the high-end coffee experience and we received first place traditional still in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles.

The source of coffee is the pinnacle of specialty coffee. The coffee industry has gone through various phases including the first, second, third, and fourth wave. In the first and second waves of coffee, the single-origin source and type of the coffee is not necessarily in the forefront during the sourcing process. As such, much of the coffee may be a blend with various sources and a mix of Robusta and Arabica coffee beans. The third wave of coffee focuses on a single-origin source and one variety of coffee bean (specifically Arabica beans). Single-origin beans can focus on specific countries and can also be hyper-focused on specific regions in the third wave of coffee, such as Coban in Guatemala. Arabia beans are considered premier due to the specific requirements for growth and the high-quality flavor they produce. Arabica coffee is required to be grown in higher, cooler elevations.

Differentiated from other coffee companies, the Reborn Wash Process is the key to creating the clean flavor of our coffee. Our Wash Process is distinguished by the use of magnetized water to wash our green coffee beans when they arrive at the Reborn facility, in order to extract impurities and enhance hydration before the roasting process. Magnetizing water is a process that converts the particles of water, which can naturally appear in various sizes, into evenly sized particles. As a result of this process, we believe that the water increases its hydration and ability to absorb into organic material. Our water is created through a water magnetizing device in which water flows through the device and magnetizes the water on-site immediately prior to use.

After the wash, we roast our washed-green beans based on the profile of each single-origin. After the coffee beans are roasted, they are then packaged into various products such as whole bean coffee, pour over packs, and cold brew packs. Additionally, whole bean inventory is also supplied to the kiosks and cafes. A portion of the roasted coffee is also allotted to create our award-winning cold brew concentrate. Our cold brew production is created using a proprietary percolation technique, also using magnetized water at each step to enhance the flavor of the cold brew.

We continually innovate the way we serve coffee. At our cafes, we serve customers our award-winning coffee through cold brew taps in addition to freshly ground coffee beans in espresso-made drinks. Other brew methods, such as an in-house pour over and drip coffee, are also available.

The Experience, Reborn

We believe that we are the leading pioneers of the emerging “Fourth Wave” movement and that our business is redefining specialty coffee as an experience that demands much more than premium quality. We consider ourselves leaders of the “Fourth Wave” coffee movement because we are constantly developing our bean processing methods, researching design concepts, and reinventing new ways of drinking coffee. For instance, the current transition from the K-Cup trend to the pour over drip concept allowed us to reinvent the way people consume coffee, by merging convenience and quality. We took the pour over drip concept and made it available and affordable to the public through our Reborn Coffee pour over packs. Our pour over packs allow our consumers to consume our specialty coffee outdoors and on-the-go.

Our success in innovating within the “Fourth Wave” coffee movement is measured by our success in business to business (“B2B”) sales with our introduction of pour over packs to hotels. With the introduction of our pour over packs to major hotels (including one hotel company with seven locations), our B2B sales increased as these companies recognized the convenience and functionality our pour over packs serve to their customers.

Centered around our core values of service, trust, and well-being, we deliver an appreciation of coffee as both a science and an art. Developing innovative processes such as washing green coffee beans with magnetized water, we challenge traditional preparation methods by focusing on the relationship between water chemistry, health, and flavor profile. Leading research studies, testing brewing equipment, and refining roasting/brewing methods to a specific, we proactively distinguish exceptional quality from good quality by starting at the foundation and paying attention to the details. Our mission places an equal emphasis on humanizing the coffee experience, delivering a fresh take on “farm-to-table” by sourcing internationally. In this way, we create opportunities to develop transparency by paying homage to origin stories and spark new conversations by building cross-cultural communities united by a passion for the finest coffee.

Through a broad product offering, Reborn provides customers with a wide variety of beverages and coffee options. As a result, we believe we can capture share of any experience where customers seek to consume great beverages whether in our inviting store atmospheres which are designed for comfort, or on the go through our pour over packs, or at home with our whole bean ground coffee bags. We believe that the retail coffee market in the United States is large and growing. According to IBIS, in 2023, the retail market for coffee in the United States was $72.1 billion. This is expected to grow due to a shift in consumer preferences to premium coffee, including specialized blends, espresso-based beverages, and cold brew options. Reborn aims to capture a growing portion of the market as we expand and increase consumer awareness of our brand.

Branding

Reborn Coffee focuses on two key features in our branding, including “Introducing the Fourth Wave” and “America’s Best Cold Brew.” These phrases encapsulate the quality of the Reborn Process of sourcing, washing, roasting, and brewing coffee and the quality of the product that we create.

The Reborn brand is essential to our marketing strategy, as it allows us to stand out compared to our competitors. The products aim to make customers feel “reborn” after drinking a cup of coffee.

Our Menu and Products

We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items. We believe in offering customers the same great taste and quality whether served in store or on the go. We also partner with third-party importers and exporters to purchase and import our green coffee beans. Through these relationships, we source high-quality coffee beans from across the globe, including Mexico, Ethiopia, Colombia, Guatemala, Brazil, and Honduras.

Franchise Operations

In January 2021, we formed Reborn Coffee Franchise LLC in the State of California with the intention of franchising Reborn Coffee retail stores and kiosks. We expect to begin franchise sales in 2025. We plan to charge future franchisees a non-refundable franchise fee and certain marketing and royalty fees based on gross sales, however we presently have no contractual commitments or other agreements to do so. We believe that our team’s prior experience building a large, global foodservice business will allow us to rapidly scale our future franchise effort. In addition, we have formed a franchise council consisting of a team of franchise experts to advise us. We plan to eventually expand beyond California to additional states to create a national and global presence.

Expanding Sales Channels

Today, we sell a variety of our coffee and tea products through the enterprise, or commercial, channel, which we refer to as “B2B,” as well as direct-to-consumer via our website. We expect to increase our channel presence by increasing the availability of Reborn Coffee in businesses and enterprises, and expand upon the partnerships we have in place with hotel operators to increase the use and brand awareness in hospitality. We also expect to grow our online sales through new partnerships with third-party retailers. Our products are available in various form factors, such as whole bean roasted coffee bags, single-serve drip bags, and our Pour Over Packs. We are exploring partnerships with grocery operators and foodservice providers to expand the Reborn Coffee brand.

Experienced Leadership Team

Our relentless commitment to excellence is driven by our passionate management team under the leadership of our Founder and Chief Executive Officer, Jay Kim. Mr. Kim launched Reborn with the vision to provide the best coffee using the purest ingredients. He is focused on the expansion of Reborn and has surrounded himself with leaders that have direct experience in beverage and retail. Stephan Kim, our Chief Financial Officer, has 20 years of experience in public accounting and consulting. Other members of our executive leadership team bring high growth, franchise, and sector expertise.

Our Commitment to Our Team

We also believe in mentoring the developing the next generation of premium coffee baristas. Through our in-depth training, we aim to train dedicated employees who understand the science and art behind every cup of coffee. We also expect to form a training school specializing in creating passionate baristas and coffee connoisseurs, by educating our students about coffee processes and preparation methods. The efforts for the training school are underway and we expect to launch the program in 2025.

Our Highly Engaged Customers

Our customers are loyal to our brand due to our intense focus on premium coffee and customer service. Community engagement is another essential element of our in-person marketing strategy. We host on-site engagements, such as event sponsorships, and engage with local Chambers of Commerce. We previously worked with Lululemon to host yoga sessions outside of our retail locations, creatively engaging the community while simultaneously promoting Reborn as an active lifestyle. We have also hosted pop-up locations on the Facebook campus, further expanding our outreach and introducing our brand name to different communities. We further engage with the community by organizing our own latte art competitions, in which baristas can compete for prizes and customers in the audience can witness our competitive passion.

Digital Channels

We focus on many digital channels in our marketing strategy. Social media is an important leg that creates engagement and education of the Reborn brand. Customers primarily engage the brand on Instagram, where we host giveaways, share new store openings, and promote seasonal menus. Through our unique, modern aesthetic and intense focus on high-quality coffee, we are able to share the quality and essence of Reborn on display inside of our retail locations with existing and future customers on social media platforms.

For both the in-store café channel and the e-commerce channel, SMS & email marketing are used for reengagement and communication of new products and offerings.

Digital advertising channels are also used, primarily to engage the online market audience. Google and Facebook are the primary paid ad channels that we currently utilize. Yelp advertising is also used to engage local customers and tourists who visit specific areas where our retail locations are located.

In-Person Marketing Engagement

Engaging customers in-store with a marketing plan is essential for customer retention and new customer generation. Our customer loyalty program provides free drinks for every ten drinks purchased. Additionally, store customers may participate in promotional deals, especially during the holidays and new item releases, to try new innovative items created in-house. We also offer coffee samples of our Pour Over Packs as well as new beans to our retail location customers. The distribution of coffee samples has expanded customers’ knowledge of our products and led to increased whole bean sales.

Our locations are located in heavily trafficked areas as well as popular malls. As such, the potential for marketing and branding is very high in these locations. Signage and promotional deals with giveaways are essential to attracting new customers.

Growth Strategies

Corporate and Franchise Expansion

We also plan to expand across the Unites States with company operated locations and franchise locations. We aim to accelerate our growth through our franchise program. We plan to continue to innovate in the coffee industry by making the industry more personal to the consumers, prospective franchisees, and employees. We plan to achieve our goal through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As we expand, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

We have started to scale our logistics and supply chain to provide support for our rapid growth, including for our future franchisees. We have increased roasting capacity and our paper goods supplies, including an emphasis on eco-friendly products.

B2B Strategy

We believe our products are unique given their potential to engage with business partners for large wholesale orders. We have built strong relationships with hotel management companies within California and out-of-state. We currently work with several hotels, providing our Pour Over Packs and cold brew packs to cater to their customer needs. We plan to continue growing our B2B marketing and sales strategy through active outreach and advertising to potential partners. We believe that access to large-scale distribution channels such as hotels increases consumer awareness of our brand while providing us access to large enterprise customers. Gift giving comprises a large percentage of our winter B2B sales. During the holidays, our B2B marketing strategy focuses on targeting companies, and specific teams within companies, that are seeking to provide end of the year gifts to their clients and customers. We provide customized gift sets to each customer’s needs. Word-of-mouth marketing has grown our B2B holiday gift giving accounts greatly, forging opportunities to have worked with companies like Google to provide gift sets for their clients. We plan to expand not only by growing our retail location footprint, but also through the development of more hotel partnerships, expansion into grocery stores and markets, and expansion of our e-commerce and wholesale.

We believe the grocery market is another major channel through which we hope to access in the future. Through both bulk sales of roasted beans and in-store kiosks, as well sales of pre-packaged products, we may be able to access customers who purchase both in volume and for those customers looking for a handcrafted beverage during their in-store shopping experience. We are exploring discussions with a variety of retailers and expect to access these additional sales channels in 2025.

Legal Proceedings

We are subject to various legal proceedings from time to time as part of its business. We are not presently a party to any legal proceedings that, if determined adversely to us, we believe would individually or in the aggregate have a material adverse effect on our business, results of operations, financial condition, or cash flows. However, legal proceedings are inherently uncertain. As a result, the outcome of a particular matter or a combination of matters may be material to our results of operations for a particular period, depending upon the size of the loss or our income for that particular period.

Employees and Human Capital

As of the date of this prospectus, we had 19 full-time employees and 89 part-time employees.

Properties

We have a production and distribution center at our headquarters that we use to process and roast coffee for wholesale and retail distribution at 580 N. Berry Street, Brea, California 92821. We consider our current office space adequate for our current operations.

As of the date of this prospectus, we have 12 retail coffee locations:

●	Brea, California;

●	La Crescenta, California;

●	Corona Del Mar, California;

●	Laguna Woods, California;

●	Manhattan Beach, California;

●	Huntington Beach, California;

●	Riverside, California;

●	Irvine, California;

●	Diamond Bar, California;

●	Anaheim, California;

●	Daejeon, Korea; and

●	Kuala Lumpur, Malaysia.

Corporate Information

Our principal executive offices are located at 580 N. Berry Street, Brea, California 92821. Our telephone number is (714) 784-6369. Our website address is www.reborncoffee.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

Available Information

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may obtain any of the documents filed by us with the SEC, at no cost from the SEC’s website at www.sec.gov.

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Initial Public Offering

In August 2022, we consummated our initial public offering (the “IPO”) of 1,440,000 shares of our common stock at a public offering price of $5.00 per share, generating gross proceeds of $7,200,000. Net proceeds from the IPO were approximately $6,200,000 after deducting underwriting discounts and commissions and other offering expenses of approximately $998,000. On August 12, 2022, our stock began trading on the Nasdaq Capital Market under the symbol “REBN.”

Reverse Stock Split

On January 12, 2024, we filed a Certificate of Amendment to our Certificate of Incorporation to effect a reverse stock split of our issued common stock in the ratio of 1-for-8 (the “Reverse Stock Split”). Our common stock began trading on the Nasdaq Capital Market on a Reverse Stock Split-adjusted basis at the market open on Monday, January 22, 2024. Unless otherwise noted, all share and per share information relating to our common stock in this prospectus has been adjusted to reflect the Reverse Stock Split.

THE OFFERING

Common Stock Offered	Up to [ ] shares of common stock based on an assumed public offering price of $[ ] per share of common stock, which is the closing price of our common stock on Nasdaq on [ ], 2024.

Shares of Common Stock Outstanding Prior to this Offering	3,672,564 shares

Shares of Common Stock Outstanding After this Offering	[ ] shares (assuming we sell only shares of common stock and no pre-funded warrants and assuming no exercise of such pre-funded warrants)

Pre-Funded Warrants Offered	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price at which the shares of common stock are being sold to the public in this offering, the exercise price of each pre-funded warrant of $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Use of Proceeds	We intend to use the proceeds from this offering for working capital, strategic and general corporate purposes. (See “Use of Proceeds.”).

Lock-Up Agreements	We and our directors, officers, and certain of our principal shareholders have agreed not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock for a period of 180 days after the closing of the offering. (See “Plan of Distribution.”)

Risk Factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” and other information included and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Transfer Agent and Registrar	The registrar and transfer agent for our common stock is Securities Transfer Corporation. The transfer agent’s address is 15500 Roosevelt Blvd, Suite 104, Clearwater, Florida 33760 and the telephone number is (469) 633-0101.

Nasdaq Symbol and Trading	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “REBN.” There is no established trading market for the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

The outstanding share information in the table above is based on 3,672,564 shares of our common stock outstanding as of October 31, 2024 and assumes no sale of any pre-funded warrants and no exercise of such pre-funded warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below and those discussed under the Section captioned “Risk Factors” contained in our Annual Report on Form 10-K/A for the year ended December 31, 2023, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, each as filed with the SEC and which are incorporated by reference in this prospectus, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

An investment in our securities is speculative and could result in a loss of your entire investment.

An investment in our securities is speculative and involves a high degree of risk. There is no assurance that investors will obtain any return on their investment. You should not purchase the securities if you cannot afford the loss of your entire investment.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

There is no public market for the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants is limited.

The pre-funded warrants are speculative in nature.

The pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such pre-funded warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the pre-funded warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the pre-funded warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants.

Holders of the pre-funded warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the pre-funded warrants until such holders exercise such pre-funded warrants and acquire our common stock, except as otherwise provided in the pre-funded warrants.

Until holders of the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such pre-funded warrants, except to the extent that holders of such pre-funded warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Provisions of the pre-funded warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the pre-funded warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such pre-funded warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the pre-funded warrants. This and other provisions of the pre-funded warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus. (See “Use of Proceeds.”) You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Risks Related to our Securities

It is not possible to predict the actual number of shares we will sell under the SEPA to YA II PN, or the actual gross proceeds resulting from those sales.

We are party to a Standby Equity Purchase Agreement with YA II PN, LTD (“YA II PN”) dated February 12, 2024 (the “SEPA”). Pursuant to the SEPA, we may sell to YA II PN up to $5,000,000 of shares of common stock (the “Advance Shares”), from time to time during the term of the SEPA. Subject to certain limitations in the SEPA and compliance with applicable law, we have the discretion to deliver notices to YA II PN at any time throughout the term of the SEPA. The actual number of shares of common stock are sold to YA II PN may depend based on a number of factors, including the market price of our common stock during the sales period.

Because the price per share of each share sold to YA II PN will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

In addition, any issuance and sale by us under the SEPA of a substantial amount of shares of common stock could cause additional substantial dilution to our stockholders.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the SEPA, we may, at our discretion, direct YA II PN to purchase up to $5.0 million of shares of our common stock under the SEPA from time-to-time. The purchase price per share for the shares of common stock that we may elect to sell to YA II PN under the SEPA will fluctuate based on the market prices of our common stock for each purchase made pursuant to the SEPA, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to YA II PN, the actual purchase price per share to be paid by YA II PN for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

The extent to which we rely on YA II PN as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from YA II PN were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to YA II PN all of the shares of common stock available for sale to YA II PN under the SEPA, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our common stock or other securities might result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our common stock in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our common stock.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern.

As of December 31, 2023, and June 30, 2024 we had $1.48 million, and $1.57 million, respectively, in outstanding short-term borrowing. In addition, on May 20, 2024, we issued a note which has a principal balance of $800,000 and, beginning on August 15, 2024, it required monthly principal and interest payments in excess of $266,667. On August 29, 2024, we issued another note which has a principal balance of $500,000. The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next 12 months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance, or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans.

Due to the implementation of the Reverse Stock Split, the liquidity of our common stock may be adversely effected.

Our common stock began trading on Nasdaq on a Reverse Stock Split-adjusted basis beginning on January 22, 2024. The liquidity of the shares of our common stock may be affected adversely by any reverse stock split given the reduced number of shares of our common stock that are outstanding following the Reverse Stock Split, especially if the market price of our common stock does not increase as a result of the Reverse Stock Split. Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split resulted in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

If we are unable to satisfy the applicable continued listing requirements of Nasdaq, our common stock could be delisted.

On June 21, 2024, we received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that Nasdaq had determined that we had failed to comply with certain Nasdaq Listing Rules because we had not yet filed our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

As previously announced, on May 15, 2024, we were required to dismiss BF Borgers CPA PC as our independent registered public accounting firm. We had to appoint a new independent registered public accounting firm in order to complete and file the Form 10-Q, and on May 14, 2024, the Audit Committee approved the engagement of BCRG Group (“BCRG”) as our new independent registered public accounting firm. Due to the timing of the appointment of BCRG, we were unable without unreasonable effort and expense to complete the review of our financial statements for the quarter ended March 31, 2024 before the required filing date for the Quarterly Report on Form 10-Q.

A Nasdaq Hearings Panel (the “Panel”) had previously placed us on a Discretionary Panel Monitor for a period of one year, or until May 16, 2025, after we regained compliance with previous Nasdaq listing deficiencies, which would require Nasdaq to issue a Delist Determination Letter in the event that we failed to maintain compliance with any continued listing requirement (the “Panel Monitor”). Due to the Panel Monitor, we requested an appeal of determination to the Panel, and request a stay of the suspension pending a hearing. On July 19, 2024, we filed our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

Although we anticipate complying with Nasdaq’s Listing Rules going forward, there can be no assurance that we will be able to meet continued listing requirements in the future. In determining whether to afford a company a cure period prior to commencing suspension or delisting procedures, Nasdaq analyzes all relevant facts including any past deficiencies, and thus our prior deficiencies could be used as a factor by Nasdaq in any future decision to delist our securities from trading on its exchange.

If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our stockholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest, and fewer business development opportunities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events that are based on our management’s beliefs and assumptions and on information currently available to management, and which statements involve substantial risk and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and objectives for future operations are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions.

These risks and uncertainties include, among other things:

●	our ability to continue as a going concern;

●	our reliance on third party vendors;

●	our dependence on our executive officers;

●	our financial performance guidance;

●	material weaknesses in our internal control over financial reporting;

●	regulatory developments in the United States and foreign countries;

●	the impact of laws, regulations, accounting standards, regulatory requirements, judicial decisions and guidance issued by authoritative bodies;

●	our estimates regarding expenses, future revenue and cash flow, capital requirements and needs for additional financing;

●	our financial performance; and

●	the ability to recognize the anticipated benefits of our business combination and/or divestitures.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described elsewhere in this prospectus and in the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K/A for the year ended December 31, 2023.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $[   ], assuming a public offering price per share of common stock of $[   ], the closing price of our common stock on Nasdaq on [   ], 2024, after deducting the placement agent fees and estimated offering expenses payable by us, assuming the sale of all of the securities offered under this prospectus and no sale of any fixed combinations of pre-funded warrants offered hereunder. Because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use any proceeds from this offering for working capital, strategic and general corporate purposes.

The expected use of net proceeds from this offering represents management’s estimates based upon current business and economic conditions. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. We reserve the right to use the net proceeds we receive in the offering in any manner we consider to be appropriate, which could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our common stock is listed on the Nasdaq Capital Market under the symbol “REBN.” The last reported closing price for our common stock on Nasdaq on [   ], 2024 was $[   ] per share.

As of October 31, 2024, there were 3,672,564 of our shares of common stock issued and outstanding held by approximately 198 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any financing instruments. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on an as adjusted basis to give effect to the events above and the issuance and sale of [ ] shares of our common stock at an assumed purchase price of $[ ] and assumes no issuance of the pre-funded warrants.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the three-month period ended June 30, 2024, included in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2024, which is incorporated by reference herein.

	As of June 30, 2024 (unaudited)
(in thousands)	Actual	As adjusted
Cash and Cash Equivalents:	$617,051	$
Total Current Liabilities:	3,711,482
Total Long-Term Liabilities:	4,274,836

Stockholders’ Equity (Deficit):
Common Stock - $0.0001 par value per share; 40,000,000 authorized shares; 3,235,657 shares issued and outstanding at June 30, 2024	324
Additional paid in capital	21,603,006
Accumulated deficit	(19,064,080)		([ ]	)
Accumulated other comprehensive income (loss)	3,438
Total stockholders’ equity	2,542,688

The as adjusted information discussed above is illustrative only.

The total number of shares of our common stock reflected in the discussion and table above is based on 3,235,657 shares outstanding as of June 30, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 31, 2024 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our Named Executive Officers (“NEOs”); (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 3,672,564 shares of common stock outstanding as of the Determination Date. Unless otherwise indicated, the business address of each person in the table below is c/o Reborn Coffee Inc., 580 N. Berry St. Brea, California 92821. To the best of our knowledge, no shares identified below are subject to a pledge.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Directors and Named Executive Officers
Jay Kim, Chief Executive Officer and Director	410,834	11.2%
Stephan Kim, Chief Financial Officer	87,190	2.4%
Farooq M. Arjomand, Chairman of the Board	456,082	12.4%
Dennis R. Egidi, Director	155,350	4.2%
Sehan Kim, Director	47,786	1.3%
Andy Nasim, Director	-	-
Jennifer Tan, Director	-	-
All directors, directors nominees and executive officers as a group (seven persons):	1,157,242	31.5%

5% or Greater Stockholders

Scott Lee	444,445	12.1%

From time to time, the number of our shares held in “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

DESCRIPTION OF SECURITIES

For a description of our capital stock, including our common stock and the material terms of our Articles of Incorporation, as amended, and Bylaws, as amended, see our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and Exhibit 4.3 thereto, entitled Description of Securities, and incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to [   ] shares of our common stock. We are also offering up to [   ] pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stock that would result in such excess ownership. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Each pre-funded warrant will be exercisable for one share of common stock. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Securities” in our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC and Exhibit 4.3 thereto, entitled Description of Securities, and incorporated by reference in this prospectus

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The shares of common stock issuable upon exercise of the pre-funded warrants are currently traded on Nasdaq under the symbol “REBN.”

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding securities, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of securities, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction on a net exercise basis.

PLAN OF DISTRIBUTION

We engaged Dawson James Securities, Inc. (“Dawson” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. Dawson is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. Dawson may engage one or more sub-placement agents or selected dealers to assist with the offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger investors in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about [   ], 2024.

Fees and Expenses

The following table shows the per share and per pre-funded warrant, and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share of Common Stock	Per Pre- Funded Warrant	Total
Public offering price	$	$	$
Placement agent fees	$	$	$
Proceeds to us, before expenses(1)	$	$	$

(1)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the pre-funded warrants being issued in this offering.

We have agreed to pay the placement agent a total cash fee up to (i) 8.0% of the gross proceeds of this offering, provided that such commissions shall be reduced to 3.5% if and to the extent any retail investors introduced to the offering by any officer and director of the Company. We will also be responsible for any pay all expenses related to the offering, including (a) all filing fees and registration with the Commission, (b) all FINRA and Nasdaq fees; (c) all blue sky fees; (d) the costs of mailing and printing, transfer and stamp taxes; and (e) fees and expenses of our accountants and legal counsel. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $[125,000]. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $[   ].

Lock-Ups

We have agreed that our directors and officers will enter into customary “lock-up” agreements for a period of 180 days following the consummation of this offering that the aforementioned parties will not, without the written consent of Dawson, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exchangeable for shares of capital stock of the Company.

Determination of Offering Price

The public offering price per share and the public offering price per pre-funded warrant we are offering and the exercise prices and other terms of the pre-funded warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the pre-funded warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Transfer Agent and Registrar

Our transfer agent and registrar is Securities Transfer Corporation. The transfer agent’s address is 15500 Roosevelt Blvd, Suite 104, Clearwater, Florida 33760 and the telephone number is (469) 633-0101.

Listing

Our common stock is currently listed on Nasdaq under the symbol “REBN.” On [   ], 2024, the closing price per share of our common stock was $[   ]. There is no established public trading market for the pre-funded warrants, and we do not expect such markets to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

MANAGEMENT

Current Directors and Executive Officers

The following table provides information regarding our executive officers and members of our board of directors as of the date of the registration statement of which this prospectus is a part:

Name	Age	Position
Executive Officers
Jay Kim	62	Chief Executive Officer and Director
Stephan Kim	48	Chief Financial Officer

Non-Employee Directors
Farooq M. Arjomand	66	Chairman of the Board of Directors and Independent Director
Dennis R. Egidi	74	Director
Sehan Kim	69	Independent Director
Andy Nasim	43	Independent Director
Jennifer Tan	56	Independent Director

Background of Executive Officers and Directors

Jay Kim, Chief Executive Officer and Director

Mr. Kim has served as our Chief Executive Officer since our inception in 2014. On July 1, 2007, Mr. Kim founded Wellspring Industry, Inc., which created the yogurt distribution company, “Tutti Frutti,” and the bakery-café franchise, “O’My Buns.” Tutti Frutti grew to approximately 700 agents worldwide that offered self-serve frozen yogurt. Mr. Kim sold the majority ownership of Wellspring to group of investors in 2017 to focus his efforts on Reborn Coffee.

Prior to beginning Wellspring, Mr. Kim was the owner of Coffee Roasters in Riverside, California from 2002 through 2007. Mr. Kim worked as the project manager for JES Inc., based in Brea, California from 1997 through 2002 where he coordinated and managed environmental engineering projects. Mr. Kim worked as a Senior Process Engineer for Allied Signal Environment Catalyst in Tulsa, Oklahoma, from 1992 to 1997 where he coordinated and implemented projects related to plant productivity. He also acted as the leader in start-up plant to be based in Mexico for Allied Signal. From 1988 to 1992 Mr. Kim worked as the plant start-up engineer for Toyota Auto Body Inc.

Mr. Kim has a B.S. in Chemical Engineering from California State University at Long Beach and followed a Chemical office basic at U.S. Army Chemical School in 1988. He was commissioned 1st. LT. of the U.S. Army in 1986 and retired from the U.S. Army in 1988.

Stephan Kim, Chief Financial Officer

Mr. Kim has served as our full-time Chief Financial Officer since June 26, 2022. Mr. Kim previously provided professional accounting and tax consulting services for nearly 20 years to various clients in the consumer retail, healthcare, industrial manufacturing, and technology industries. Throughout his career as a public accountant, controller, and banker in the United States and South Korea, Mr. Kim has obtained broad and in-depth expertise on international accounting, finance, taxes, and Sarbanes-Oxley 404 compliance. Mr. Kim graduated from Sogang University in South Korea with a B.A. in Sociology and Business in 2002 and earned a Master’s degree in Professional Accountancy from Indiana University in 2005. Mr. Kim began his career in 2002 as a banker with Shinhan Bank in South Korea. From 2005 to 2010, Mr. Kim was an Audit Manager at KPMG, Los Angeles office.

Non-Employee Directors

Farooq M. Arjomand, Chairman of the Board of Directors

Farooq Arjomand has served as the Chairman of the Board of Directors of Reborn Global since January 2015, and took over as the Chairman of the Board of Reborn Coffee Inc. on May 7, 2018. In 1984, he started his career as a banker with HSBC and gained experience across all departments—namely, private banking, corporate finance, trade services, and investment banking. During his stint with HSBC, he also became the founding member of Amlak Finance & Emmar Properties in 1997. Mr. Arjomand founded the Arjomand Group of companies in 2000 and has served as its chief executive officer since that its inception. Based in Dubai, the Arjomand Group conducts various activities including real estate, manufacturing, trades, financial activities, and aviation across the GCC, Asia, Europe, and the United States.

Mr. Arjomand has also served as the Chairman of DAMAC Properties, a leading developer in the Middle East and as a board member of Al Ahlia Insurance Company BSC, Bahrain. Mr. Arjomand also serves as Managing Partner of Barakat Group. Barakat Group has been involved in the manufacturing of juices and food stuffs for the past 30 years. Mr. Arjomand is a citizen of the United Arab Emirates. He graduated with a Business Management degree from Seattle Pacific University in Seattle, Washington.

Dennis R. Egidi, Director

Mr. Egidi is a licensed real estate broker in the State of Illinois. Additionally, Mr. Egidi was awarded the CPM® designation through the Institute of Real Estate Management. He holds a Bachelor’s degree in civil engineering and attended graduate school in Civil Engineering at the University of Detroit.

Mr. Egidi joined as our Director and the Vice Chairman of the Board of Directors in June 2020. Mr. Egidi formed DRE, Inc., an Illinois real estate development company in 1993, developing over 30 affordable housing projects in Illinois, Ohio, Indiana, Iowa, and California, totaling approximately 5,000 units. Today, he continues to serve as President of DRE, Inc., and acts as Managing General Partner of 15 limited partnerships, of which five have been redeveloped over the past five years.

In addition, Mr. Egidi served as President and Chairman of the board of Promex Midwest, a real estate property management firm. He has been involved in all phases of management in the commercial, residential, and industrial building fields in the Midwest. Mr. Egidi has extensive knowledge and experience in the construction industry, having served as Executive Vice President and Chief Estimator for Corbetta Construction Company of Illinois, and then for Contractors and Engineers, Inc. During his 25 years of experience in the construction industry, he was involved in all types of projects ranging from multifamily housing, historical rehabs, high-rise office buildings, and shopping centers.

Mr. Egidi and DRE also have experience in the food service industry having developed fast food pizza stores in central Illinois under the Rocky Rococo brand in the 1980s. He was also a principal partner in Cookie Associates of Houston, Texas. Cookie Associates owned and operated 34 “Great American Cookie” stores and kiosks in the Houston market. Most recently, Mr. Egidi, as a principal of TF Investors LLC, was a franchisor of eight Tutti Frutti Frozen Yogurt franchises located in France and England.

Sehan Kim, Director

Mr. Kim has been a Director of Reborn Global since January 2015. Mr. Kim joined Magitech Incorporation in 2013 as Vice President of Operations. He oversees operations and management in water and beverage businesses at Magitech Corporation. He led major projects at Magitech to install the enterprise resource planning (“ERP”) system and the cold brewed coffee extraction systems.

From 2005 through 2011, Mr. Kim was Senior Vice President at Korean Air Co., Ltd. (“Korean Air”). He was the Head of the Aerospace Division at Korean Air. Prior to that, Mr. Kim was vice president and general manager of the Commercial Aerostructure Businesses at Korean Air from 2001 through 2005, which supplied various aircraft structural components to major commercial airplane manufacturers, including Airbus, Boeing, and Embraer.

From 1994 through 1997 Mr. Kim worked as a Korean Air representative at Boeing in Seattle, Washington, and had on the job training in configuration management at Northrop Aircraft company in Los Angeles, California for the Korean Fighter Coproduction Program in 1981. He joined Korean Air in August 1979 as an Aerospace structural engineer. Mr. Kim studied Aerospace Engineering at Seoul National University in 1973 through 1977 and holds a Master’s Degree in business management from Busan National University.

Andy Nasim, Director

Mr. Nasim graduated with a Bachelor of Science in Business with Information Technology from Staffordshire University, United Kingdom. He commenced his career in 2002 as a business development manager with Kenanga Capital Sdn Bhd, the stockbroking lending division of Kenanga Investment Bank Berhad where he drove the credit business of corporate banking, equity financing, and development of financing solutions through various structured financing products and Islamic trade financing. He then became Head of Kenanga Private Equity division in 2010 where he was involved in strategic offshore merger and acquisition for the group. He obtained extensive experience in the capital markets and financial services operations. From January 2017 to present, Mr. Nasim serves as CEO and Executive Director of the Wellspring Group; a company which owns the global trademark of a world-renowned dessert brand. He oversees strategic planning and international brand expansion for the Group.

Jennifer Tan, Director

Ms. Tan has over 30 years’ experience as a global entrepreneur in diversified businesses in the United States, Europe and Asia. Since 2020, she has served as Chief Executive Officer of Hawaii Volcano Tea LP, a tea farm with multiple locations in the Volcano area of Hawaii Island. From 2009 through 2019, Ms. Tan served as Managing Director of Tutti Frutti (China) Limited, developing and executing marketing plans for Tutti Frutti Frozen Yogurt stores on both corporate-owned and franchise retail stores in China, Hong Kong, and Macau. From 1997 through 2001, she served as the Managing Director of International Golf & Yacht Club (Hong Kong) Limited and Mass Star Development Limited.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Composition

Our business and affairs are managed under the direction of our board of directors, a majority of which are independent (i.e., Farooq M. Arjomand, Sehan Kim, Andy Nasim, and Jennifer Tan). We have six directors with no vacancies. Our current directors will continue to serve as directors until their resignation, removal, or successor is duly elected.

Our certificate of incorporation and our bylaws permit our board of directors to establish the authorized number of directors from time to time by resolution. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal.

Involvement in Certain Legal Proceedings

As of the filing of this the registration statement of which prospectus is contained, there are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to an evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Committees of Our Board of Directors

Our board of directors has established a compensation committee and an audit committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

As of the date of this filing, our audit committee consists of Farooq M. Arjomand, Sehan Kim, and Andy Nasim. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. The chair of our audit committee is Farooq M. Arjomand, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

●	hiring and selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Capital Market. A copy of our audit committee charter is available on our website at www.reborncoffee.com.

Compensation Committee

Our compensation committee consists of Farooq M. Arjomand, Sehan Kim, and Andy Nasim. The chair of our compensation committee is Andy Nasim.

The principal duties and responsibilities of our compensation committee include, among other things:

●	approving the retention of compensation consultants and outside service providers and advisors;

●	reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	administering our equity and non-equity incentive plans;

●	reviewing our practices and policies of employee compensation as they relate to alignment of incentives;

●	reviewing and evaluating succession plans for the executive officers;

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Capital Market. A copy of our compensation committee charter is available on our website at www.reborncoffee.com.

Compensation Committee Interlocks

None of the members of the compensation committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nominations

We do not have a standing nominating committee. In accordance with the Nasdaq Stock Exchange corporate governance standards, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We expect to expand our board of directors in the future to include additional independent directors. In adding additional members to our board of directors, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as a director, we expect that our board of directors will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Code of Business Conduct and Ethics

On July 3, 2017, we adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on our website at www.reborncoffee.com. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference herein, and you should not consider information on our website to be part of this prospectus.

Risk and Compensation Policies

We have analyzed our compensation programs and policies to determine whether those programs and policies are reasonably likely to have a material adverse effect on us.

Compensation Philosophy

Our compensation philosophy includes:

●	pay for performance;

●	fair compensation that is competitive with market standards;

●	compensation mix according to growth stage of our company as well as job level; and

●	incentivizing employees to work for long-term sustainable and profitable growth of our company.

Objective of Executive Compensation Program

The objective of our compensation program is to provide a fair and competitive compensation package in the industry to each named executive officer (“NEO”) that will enable us to:

●	attract and hire outstanding individuals to achieve our mid-term and long-term visions;

●	motivate, develop and retain employees; and

●	align the financial interests of each named executive officer with the interests of our stakeholders including stockholders and encourage each named executive officer to contribute to enhance value of the Company.

Our named executive officers for the year 2023, which consist of our principal executive officers, were:

●	Jay Kim, President and Chief Executive Officer; and

●	Stephan Kim, Chief Financial Officer.

Administration

Our Compensation Committee oversees our executive compensation program and are responsible for approving the nature and amount of the compensation paid to our NEOs. The committee also administers our equity compensation plan and awards.

Elements of Compensation

Our compensation program for NEOs consists of the following elements of compensation, each described in greater depth below:

●	Base salaries;

●	Performance-based bonuses;

●	Equity-based incentive compensation; and

●	General benefits

Base Salary

Base salaries are an annual fixed level of cash compensation to reflect each NEO’s performance, role and responsibilities, and retention considerations.

Performance-Based Bonus

To incentivize management to drive strong operating performance and reward achievement of our business goals, our executive compensation program includes performance-based bonuses for NEOs. Our Compensation Committee has established annual target performance-based bonuses for each NEO during the first quarter of the fiscal year.

Equity Compensation

We may pay equity-based compensation to our NEOs in order to link our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such NEOs have a continuing stake in our long-term success.

General Benefits

Our NEOs are provided with other fringe benefits that we believe are commonly provided to similarly situated executives.

Summary Compensation Table – Officers

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and December 31, 2022.

		Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Jay Kim Chief Executive Officer	2023	150,000	-0-	-0-	-0-	-0-	-0-	-0-	150,000
	2022	144,000	200,000	-0-	-0-	-0-	-0-	-0-	344,000
Stephan Kim Chief Financial Officer	2023	144,000	-0-	-0-	-0-	-0-	-0-	-0-	144,000
	2022	83,000	-0-	56,000	-0-	-0-	-0-	-0-	139,000

Employment Agreements

Effective July 27, 2022, we executed an employment agreement with Stephan Kim for Mr. Kim to serve as our full time Chief Financial Officer, effective immediately. Mr. Kim receives a monthly payment of $12,000 ($144,000 annually) as compensation for his services, and we granted $56,000 worth of restricted stock units (RSUs), which vested three months after employment and can be sold after one year. The employment agreement is an at-will agreement and is terminable by either party at any time.

Except as set forth above we do not currently have employment agreements with any of our NEOs.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, there were no outstanding equity awards for each of the NEOs.

Director Compensation

No compensation was paid to our non-employee directors for services rendered during the years ended December 31, 2023 and 2022.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the securities offered in this prospectus will be passed upon for us by FitzGerald Kreditor Bolduc Risbrough LLP, Irvine, California. Certain other legal matters in connection with this offering will be passed upon for the placement agent by ArentFox Schiff LLP, Washington, D.C.

CHANGE IN ACCOUNTANT

Change in Accountant

Effective May 7, 2024, we dismissed BF Borgers PC (“BF Borgers”) as our independent registered public accounting firm. On May 14, 2024, we engaged BCRG Group to replace BF Borgers. The decision to change independent registered public accounting firms was directed and approved by our audit committee.

BF Borgers’ audit reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this report, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BF Borgers’ satisfaction, would have caused BF Borgers to make reference to such disagreements in its audit reports.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this report, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Prior to retaining BCRG Group, we did not consult with BCRG Group regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

The SEC has advised that, in lieu of obtaining a letter from BF Borgers stating whether or not it agrees with the statements herein, we may indicate that BF Borgers is not currently permitted to appear or practice before the SEC for reasons described in the SEC’s Order Instituting Public Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Sections 4C and 21C of the Securities Exchange Act of 1934 and Rule 102(e) of the Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order, dated May 3, 2024.

EXPERTS

Our consolidated balance sheets as of December 31, 2023 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2023 incorporated by reference in this prospectus have been audited by BCRG Group, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Our consolidated balance sheets as of December 31, 2022 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 incorporated by reference in this prospectus have been audited by Kreit & Chiu CPA LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission on July 8, 2024 and our Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission on August 15, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission on July 19, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 19, 2024;

●	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2024, January 16, 2024, February 6, 2024, February 12, 2024, February 29, 2024, March 28, 2024, April 23, 2024, May 7, 2024, May 15, 2024, May 23, 2024, June 26, 2024, August 29, 2024, September 13, 2024, and October 25, 2024 (other than information “furnished” under Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

●	the description of our common stock contained in our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC and Exhibit 4.3 thereto, and any other amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement to which this prospectus relates and prior to effectiveness of such registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, www.sec.gov.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.reborncoffee.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Reborn Coffee, Inc.

Attention: Chief Financial Officer

580 N. Berry Street

Brea, CA 92821

(714) 784-6369

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 580 N. Berry Street, Brea, CA 92821, Attention: Chief Financial Officer or telephoning us at (714) 784-6369.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at www.reborncoffee.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Up to [   ] Shares of Common Stock

Pre-Funded Warrants to Purchase up to [   ] Shares of Common Stock

(and shares of Common Stock underlying the Pre-Funded Warrants)

REBORN COFFEE, INC.

PRELIMINARY PROSPECTUS

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is November 12, 2024

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

FINRA filing fee	$	[ ]
Nasdaq additional listing fee	$	[ ]
SEC registration fee	$	[ ]
Legal fees and expenses	$	[ ]
Printing fees and expenses	$	[ ]
Accounting fees and expenses	$	[ ]
Miscellaneous fees and expenses	$	[ ]
Total	$	[ ]

Item 14. Indemnification of Directors and Officers.

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

In November 2023, we entered into an exchange agreement with an entity controlled by one of our directors whereby we issued 1,666,667 shares of common stock in exchange for the surrender and termination of a promissory note in the amount of $1,000,000.

In January 2024, we sold 1,666,667 shares of common stock to one of our directors for an aggregate purchase price of approximately $1,000,000.

In February 2024, we entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD. (“YA II PN”) whereby we have the right to sell up to an aggregate of $5,000,000 of newly issued shares of common stock. We issued 64,656 shares of common stock to YA II PN as an initial fee for commitment to purchase our shares of common stock under the SEPA.

In February 2024, we sold 444,445 shares of common stock to an accredited investor for an aggregate purchase price of approximately $1,000,000.

In May 2024, we issued a convertible promissory note to YA II PN with an initial principal amount of $800,000, which is convertible at an exercise price of $2.29 per share at YA II PN’s option, and a warrant to purchase 175,000 shares of common stock at an exercise price of $2.29 per share.

In May 2024, we sold 181,819 shares of common stock to an accredited investor for an aggregate purchase price of approximately $500,000.

In June 2024, we sold 100,000 shares of common stock to an accredited investor for an aggregate purchase price of approximately $300,000.

In June 2024, we sold 100,000 shares of common stock to an accredited investor for an aggregate purchase price of approximately $300,000.

In May 2024, we issued a convertible promissory note to an accredited investor with an initial principal amount of $500,000, which is convertible at an exercise price of $3.36 per share at the accredited investor’s option.

The issuances listed above were made in reliance upon exemptions from registration under Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Brea, California, on November 12, 2024.

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Jay Kim
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jay Kim as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay Kim	Chief Executive Officer and Director	November 12, 2024
Jay Kim	(Principal Executive Officer)

/s/ Stephan Kim	Chief Financial Officer	November 12, 2024
Stephan Kim	(Principal Financial Officer and Principal Accounting Officer)

/s/ Farooq M. Arjomand
Farooq M. Arjomand	Chairman and Director	November 12, 2024

/s/ Dennis R. Egidi
Dennis R. Egidi	Director	November 12, 2024

/s/ Sehan Kim
Sehan Kim	Director	November 12, 2024

/s/ Andy Nasim
Andy Nasim	Director	November 12, 2024

/s/ Jennifer Tan
Jennifer Tan	Director	November 12, 2024

EXHIBIT INDEX

1.1*	Form of Placement Agent Agreement
3.1	Certificate of Incorporation (Delaware), dated July 27, 2022 (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
3.2	Bylaws of Registrant (Delaware) (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
3.3	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 12, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on January 16, 2024).
4.1	Specimen Common Stock Certificate (Delaware) (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
4.3	Warrant to Purchase Common Shares issued May 20, 2024 by Reborn Coffee, Inc. to EF Hutton YA Fund, LP (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2024).
4.4*	Form of Securities Purchase Agreement
4.5*	Form of Pre-funded Warrant
5.1**	Opinion of Fitzgerald Kreditor Bolduc Risbrough LLP
10.1	Share Exchange Agreement, dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.2	Form of Letter Agreement (Lockup) by and among Registrant, officers and directors of Registrant and EF Hutton (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.3	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.4	Shopping Center Lease by and between Reborn Global Holdings, Inc. and La Floresta Regency, LLC, effective July 25, 2016 (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.5	Standard Industrial/ Commercial Multi-Tenant Lease, as amended, by and between Reborn Global Holdings, Inc. and Foothill Crescenta, LLC, effective December 6, 2016 (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.6	Shopping Center Lease by and between Reborn Global Holdings, Inc. and Sibling Associates, LLC, effective July 12, 2017 (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.7	Standard Lease by and between Reborn Global Holdings, Inc. and El Toro, LP, effective February 12, 2021 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.8	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Tyler Mall Limited Partnership, effective February 4, 2021 (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.9	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Stonestown Shopping Center, LP, effective December 22, 2020 (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.10	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Glendale I Mall Associates, LP, effective October 27, 2020 (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)

10.11	Form of Subscription Agreement (Regulation A+ Offering) (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to our Registration Statement on Form S-1 filed on April 18, 2022)
10.12	Amendment to Share Exchange Agreement, dated January 25, 2022, by and among Reborn Coffee Inc., Andrew Weeraratne and each of the former shareholders of Reborn Global Holdings, Inc., a California corporation (incorporated by reference to Exhibit 10.10 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
10.13	Offer of Employment by and between the Company and Stephan Kim, dated July 27, 2022 (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 2, 2022)
10.14	Line of Credit Note issued by Reborn Global Holdings, Inc. on June 1, 2023 in the name of DRE, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 24, 2023)
10.15	Exchange Agreement by and between Reborn Coffee, Inc. and DRE, Inc. dated November 28, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 29, 2023)
10.16	Securities Subscription Agreement by and between Reborn Coffee, Inc. and the investor listed therein, dated January 10, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 16, 2024).
10.17	Pre-Paid Advance Agreement by and between Reborn Coffee, Inc. and the EF Hutton YA Fund, LP, dated February 12, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 12, 2024).
10.18	Standby Equity Purchase Agreement by and between Reborn Coffee, Inc. and YA II PN, Ltd., dated February 12, 2024 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 12, 2024).
10.19	Securities Subscription Agreement by and between Reborn Coffee, Inc. and Scott Lee, dated February 29, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 29, 2024).
10.20	Convertible Promissory Note issued May 20, 2024, by Reborn Coffee, Inc. to EF Hutton YA Fund, LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 22, 2024).
10.21	Form of Securities Subscription Agreement entered into by Reborn Coffee, Inc. and certain investors in May and June 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 29, 2024).
10.22	Convertible Promissory Note issued August 29, 2024, by Reborn Coffee, Inc. to Quen Inno Tech Co., Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on August 29, 2024).
16.1	Letter from Kreit and Chiu CPA LLP dated May 1, 2023 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed on May 2, 2023)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K/A filed on August 15, 2024).
23.1*	Consent of Independent Registered Accounting Firm, BCRG Group.
23.2**	Consent of FitzGerald Kreditor Bolduc Risbrough LLP (included in their opinion filed as Exhibit 5.1).
107*	Filing Fee Table

*	Filed herewith

**	To be filed by amendment